SEALRIGHT CO., INC.

                          7101 College Boulevard
                                Suite 1400
                        Overland Park, Kansas 66210


                 Notice of Annual Meeting of Stockholders

                          To Be Held May 9, 1995

TO ALL STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Sealright Co., Inc., a Delaware corporation, will be held the 9th day of May, 1995, 9:00 a.m., at the Atlanta Room, Ballroom level, Hyatt Regency Crown Center Hotel, 2435 McGee, Kansas City, Missouri, for the following purposes:

     (1) To elect the members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

     (2) To approve the appointment of independent public accountants;

     (3)  To approve the Sealright Co., Inc. 1995 Stock Option

Plan; and

     (4)  To transact such other business as may properly come

before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 21,1995 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

                                   BY ORDER OF THE BOARD OF
DIRECTORS

                              Marvin W. Ozley
                              Chairman of the Board

Date:  March 31, 1995

                    Important - Your Proxy is Enclosed

          You are urged to sign, date and mail your Proxy even though you may plan to attend the Annual Meeting. No postage is required if mailed in the United States. If you attend the Annual Meeting, you may vote by Proxy or you may withdraw your Proxy and vote in person. By returning your Proxy promptly, a quorum will be assured at the Annual Meeting, which will prevent costly follow-up and delays.


                           SEALRIGHT CO., INC.
                          7101 College Boulevard
                                Suite 1400
                        Overland Park, Kansas 66210




                      Annual Meeting of Stockholders

                          To Be Held May 9, 1995



                              PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Sealright Co., Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 9, 1995, 9:00 a.m., at the Atlanta Room, Ballroom level, Hyatt Regency Crown Center Hotel, 2435 McGee, Kansas City, Missouri, and any adjournments or postponements thereof. Shares represented by duly executed Proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder specifies a choice on the form of Proxy with respect to any proposal set forth therein, the shares will be voted in accordance with such directions made therein with respect to the proposals described in this Proxy Statement. Any person giving a Proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

     The Company will bear all the costs of solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal contact or telephone by officers or representatives of the Company, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to stockholders on or about March 31, 1995.

     Only stockholders of record at the close of business on March 21, 1995 will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had 11,069,991 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. The affirmative vote of a plurality of the shares of common stock voting is required for the election of each nominee for director. The affirmative vote of a majority of the issued and outstanding shares of common stock is required for approval of the appointment of the independent public accountants and the Sealright Co., Inc. 1995 Stock Option Plan.

     Management does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which are to come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the accompanying form of Proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

  Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth with respect to the Company's common stock as of March 1, 1995: (i) the only persons known to be beneficial owners of more than 5% of the Company's common stock; (ii) shares beneficially owned by all directors and nominees; (iii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iv) shares beneficially owned by all directors, and executive officers as a group.



                             Number of Shares and
  Name and Address          Nature of of Beneficial   Percent
  of Beneficial Owner          Ownership(1)           Of Class


G. Kenneth Baum                 4,155,115(2)(3)       37.53%
120 West 12th Street
Kansas City, Missouri 64105


William D. Thomas               3,812,700(3)(4)       34.44%
120 West 12th Street
Kansas City, Missouri 64105


George K. Baum Group, Inc.      3,412,500(5)          30.83%
120 West 12th Street
Kansas City, Missouri 64105


Ariel Capital
   Management, Inc.             2,182.709(6)          19.72%
307 North Michigan Avenue
Chicago, Illinois 60601


Marvin W. Ozley                   192,251(7)(8)        1.74%


Donald C. Wooton                   70,000(9)           *


D. Patrick Curran                   1,000              *


Frederick O. DeSieghardt          125,200(10)          1.13%


Robert F. Hagans                    5,400(11)          *


Arthur Schulze                      1,000              *


Charles A. Sullivan                 3,000              *


Richard F. Anderson                13,500(12)          *


Lawrence D. Boyle                 15,000(13)           *


Howard E. Smith                   15,950(14)           *


Directors and Executive        5,020,681(15)          45.08%
Officers as a Group
(19 persons)


* Percentages do not exceed 1% of the issued and outstanding shares of common stock.

(1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Nature of beneficial ownership of securities is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(2) Includes 742,615 shares held indirectly by Mr. Baum as trustee of a revocable trust established by him.
(3) Also includes 3,412,500 shares owned by George K. Baum Group, Inc. (Group) Mr. Baum and Mr. Thomas are each a director, officer and stockholder of Group and have shared voting and investment power over these shares.
(4) Includes 300,000 shares held directly and 100,000 shares held by his spouse and 200 shares held by his spouse as custodian for children, in which he disclaims beneficial ownership.
(5) Excludes shares owned by officers and employees of Group and its subsidiaries.
(6)  This information is based on an Amendment No. 9 to
     Schedule 13G dated February 9, 1995.
(7) Includes 104,500 shares held indirectly by Mr. Ozley as trustee of a revocable trust established by himself, 41,750 shares held by his spouse as trustee of a revocable trust established by her; 39,000 shares held in trust for the benefit of Mr. Ozley's children, of which his spouse is trustee; and 4,001 shares issuable pursuant to options which are currently exercisable.
(8) Includes 3,000 shares held by the Sealright Foundation, Inc., a charitable foundation organized pursuant to
     Section 501(c)(3) of the Internal Revenue Code by the Company, of which Mr. Ozley is a trustee.
(9) Includes 42,750 shares held indirectly by Mr. Wooton as trustee of a revocable trust established by him; 23,250 shares held in a revocable trust established by his spouse of which he is a co-trustee; and 2,704 shares issuable pursuant to options which are currently exercisable.
(10) Such shares held indirectly by Mr. DeSieghardt as trustee of a revocable trust established by him.
(11) Such shares held indirectly by Mr. Hagans as trustee of a revocable trust established by him and 1,200 shares held by his spouse.
(12) Includes 1,500 shares held jointly with his spouse and 10,062 shares issuable pursuant to options which are currently exercisable.
(13) Includes 13,705 shares issuable pursuant to options which are currently exercisable.
(14) Includes 450 shares held jointly with his spouse and 15,500 shares issuable pursuant to options which are currently exercisable.
(15) Includes 66,337 shares issuable pursuant to options which are currently exercisable.


                             Directors

     The shares represented by the enclosed Proxy will be voted, unless otherwise indicated, for the election of the eight nominees for director named below. The directors elected at the Annual Meeting will serve for one year or until their successors are duly elected and qualified. In the unanticipated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

     Management recommends a vote for the election of the eight nominees for director named below.

Name of Nominee   Director          Principal Occupation for Last
  for Director     Since   Age      Five Years and Directorships
Marvin W. Ozley(1)  1986   61  Chairman of the Board and Chief
                               Executive Officer of the Company
                               since April 1989 and President
                               of the Company since January
                               1988. Since January 1991 he has
                               been Chairman of the Board and
                               President of Sealright Packaging
                               Company and Jaite Packaging, Inc.
                               (Jaite), subsidiaries of the
                               Company.  He has also been
                               Chairman of the Board of Venture
                               Packaging, Inc. (Venture) and
                               Packaging Industries, Inc.
                               (Packaging Industries), other
                               subsidiaries of the Company,
                               since January 1993 and 1988,
                               respectively.

G. Kenneth Baum(1)  1983   64  Mr. Baum has been Chairman of the
                               Board of George K. Baum Group,
                               Inc., an investment company in
                               Kansas City, Missouri, since May
                               1994 and Chairman of the Board of
                               George K. Baum & Company, an
                               investment banking firm in Kansas
                               City, Missouri, from April 1982
                               until May 1994.  Mr. Baum is also
                               a director of four other publicly
                               held companies:  H & R Block,
                               Inc.,  Unitog Company (Unitog),
                               Interstate Bakeries Corporation
                               (Interstate Bakeries), and
                               American City Business Journals,
                               Inc.

D. Patrick
    Curran(2)     1992     50   Chairman of the Board and
                                President of Curran Companies, a
                                manufacturer and supplier of
                                specialty chemicals, with which
                                he has been associated since
                                1968.  He is also a director of
                                three other publicly-held
                                companies:  Unitog, Applebee's
                                International, Inc. and American
                                Safety Razor Co.

Frederick O.
    DeSieghardt  1983      70   Retired; Vice Chairman of the
                                Board of the Company from
                                February 1988 until 1993.  Mr.
                                DeSieghardt has been associated
                                with the Company since September
                                1964.

Name of Nominee   Director      Principal Occupation for Last
  for Director     Since  Age   Five Years and Directorships
Robert F.
     Hagans(1)(2)   1983   68   Mr. Hagans was the Chairman of
                                the Board of Unitog, a publicly-
                                held company which is engaged in
                                the design, manufacture and
                                rental of business and work
                                garments, prior to his retirement
                                in September 1991.  Mr. Hagans is
                                currently a director of Unitog.

Arthur R. Schulze   1993   64   Mr. Schulze was the Vice Chairman
                                of the Board of General Mills,
                                Inc. from October 1989 until his
                                retirement in April 1993 and
                                Executive Vice President -
                                 Grocery Products from
                                December 1985 until October 1989.
                                Mr. Schulze is also a director of
                                Tennant & Co. and Inter-Regional
                                Financial Group, Inc.

Charles A.
    Sullivan        1992   59   Mr. Sullivan has been the
                                President and Chief Executive
                                Officer of Interstate Bakeries
                                since March 1989 and Chairman of
                                its Board of Directors since May
                                1991.  From January 1988 to March
                                1989 he was the Executive Vice
                                President of Merita/Cotton's
                                Division of Interstate Brands.
                                Mr. Sullivan is also a director
                                of UMB Bank, n.a.

William D.
     Thomas(2)      1983   51   Mr. Thomas has been the President
                                of George K. Baum Group, Inc.
                                since May 1994 and the Vice
                                Chairman of George K. Baum &
                                Company from June 1991 until May
                                1994.  From July 1985 to June
                                1991 he served as the Executive
                                Vice President of George K. Baum
                                & Company.  Mr. Thomas is
                                currently a director of Unitog.

_________________________

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.


     The Board of Directors of the Company held five meetings and acted by unanimous written consent on one occasion during 1994. No director standing for election at the Annual Meeting attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served during 1994.

     The Compensation Committee held two meetings during 1994. The functions performed by the Compensation Committee are the review of salaries of certain officers and bonuses of executive officers, the administration of the Incentive Compensation Plan, the Long-Term Incentive Plan and the Stock Option Plans and the overall administration of the Company's compensation program.

     The Audit Committee held two meetings during 1994. The functions performed by the Audit Committee are review of significant financial information of the Company, ascertainment of the existence of an effective accounting and internal control system, oversight of the audit function and recommendation of the appointment of the independent public accountants of the Company.

     The Company does not have a standing nominating committee.

                            Executive Officers

     The Company's executive officers, in addition to those executive officers listed in the foregoing table of director nominees, and its other key employees are as follows:

Name of Non-Director             Principal Occupation for
Executive Officers   Age             Last Five Years
Howard E. Smith       60     Mr. Smith has been a Senior Vice
                             President of the Company since
                             October 1990.  From January 1988 to
                             October 1990 he was Vice President
                             and General Manager - Central
                             Division.  Mr. Smith is currently
                             taking a leave of absence due to
                             health.

Richard F.
   Anderson           51     Mr. Anderson has been Senior Vice
                             President of the Company since
                             October 1992.  From August 1986
                             through September 1992 he was the
                             Executive Vice President and General
                             Manager of Jaite.

Lawrence D. Boyle     52     Mr. Boyle has been Senior Vice
                             President - Rigid Packaging of the
                             Company since November 1993.  From
                             May 1989 to November 1993 he was
                             Vice President and General
                             Manager - Western Division.

John T. Carper        43     Mr. Carper has been Vice President
                             of Finance and Chief Financial
                             Officer of the Company since May
                             1994.  From July 1989 to May 1994,
                             he was a partner with KPMG Peat
                             Marwick, LLP, independent public
                             accountants.

Douglas R. Stay       51     Mr. Stay has been Vice President and
                             General Manager - Eastern Division
                             of the Company since October 1990.
                             From February 1990 to October 1990
                             he was Assistant General Manager -
                             Eastern Division.  From June 1981 to
                             February 1990 he was Sales Manager -
                             Eastern Division.

Name of Non-Director                 Principal Occupation for
Executive Officersq  Age                Last Five Years
David M. Lindley      45     Mr. Lindley has been Vice President
                             and General Manager - Western
                             Division of the Company since
                             January 1994.  From November 1991 to
                             December 1993 he was Manager of
                             Business Development.  He was the
                             Manufacturing Manager - Central
                             Division from July 1983 to October
                             1991.

Thomas L. James       52     Mr. James has been the Vice
                             President and General Manager of
                             Jaite since October 1992.  From
                             January 1990 to October 1992 he was
                             Director of Marketing of the
                             Company.

William M. Kelly      56     Mr. Kelly has been the Vice
                             President and General Manager of
                             Packaging Industries since July
                             1992.  From June 1991 to July 1992
                             he was Vice President - Technical
                             Service of Jaite.  From
                             December 1989 to July 1991 he was
                             Vice President - Manufacturing of
                             Jaite.

Michael J. Hayes      42     Mr. Hayes has been the Vice
                             President and General Manager of
                             Venture since March 1993.  From
                             November 1990 to March 1993 he was
                             Vice President - Sales of Jaite.
                             From January 1988 to January 1990 he
                             was a Regional Sales Manager of
                             Jaite.

Lou F. Williams       48     Ms. Williams has been Director of
                             Human Resources of the Company since
                             October 1991.  From April 1986 to
                             October 1991 she was Manager of
                             Benefits and Insurance.


             Executive Compensation And Other Information

Summary

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (determined as of the end of the last year) for the years ended December 31, 1994, 1993 and 1992:


                 Summary Compensation Table (Part 1 of 2)


                                Annual Compensation

 Name and                                    Other Annual
 Principal               Salary  Bonus       Compensation
 Position          Year    ($)    ($)            ($)


Marvin W.
 Ozley,            1994  303,868 132,732          -
Chairman of the    1993  290,820    -0-           -
Board, Chief       1992  276,705  95,708          -
Executive Officer
and President(3)


Richard F.         1994  197,240  60,326          -
 Anderson,         1993  188,760   -0-            -
 Senior Vice       1992  175,291  63,714          -
 President


Lawrence D.        1994  181,400  66,974          -
 Boyle,            1993  143,800   -0-            -
 Senior Vice       1992  130,380  33,746          -
 President


Howard E. Smith,   1994  180,466  61,401          -
 Senior Vice       1993  178,345   -0-            -
 President         1992  163,090  48,448          -


Donald C.          1994  144,830  45,103          -
 Wooton,           1993  139,000   -0-            -
 Vice Pres.-       1992  132,670  34,366          -
 Central Div.


                 Summary Compensation Table (Part 2 of 2)




_                                   Long-Term Compensation
                               Awards(1)      Payouts(2)
                         Restricted Securities
                           Stock    Underlying  LTIP   All Other
                          Awards     Options   Payouts Compensation
                   Year     ($)        (#)       ($)       ($)

Marvin W.
 Ozley,            1994    -0-         -0-        -0-  9,147(4)
Chairman of the    1993    -0-         -0-        -0-  7,432(5)
Board, Chief       1992    -0-         -0-        -0-  4,033(6)
Executive
Officer
and
President(3)


Richard F.         1994    -0-        5,000       -0-  5,077(7)
 Anderson,         1993    -0-        2,000       -0- 17,520(8)
 Senior Vice       1992    -0-        6,000       -0- 45,694(9)
 President


Lawrence D.        1994    -0-       10,000       -0-  4,817(10)
 Boyle,            1993    -0-         -0-        -0-  6,561(11)
 Senior Vice       1992    -0-        2,000       -0-  3,538(12)
 President


Howard E. Smith,   1994    -0-        5,000       -0-  5,967(13)
 Senior Vice       1993    -0-         -0-        -0-  5,032(14)
 President         1992    -0-        5,000       -0-  5,197(15)


Donald C.          1994    -0-        5,000       -0-  4,401(16)
 Wooton,           1993    -0-         -0-        -0-  4,255(17)
 Vice Pres.-       1992    -0-        2,000       -0-  3,894(18)
 Central Div.

____________________


(1) Does not include the earned awards under the Long-Term Incentive Plan of the Company. See "Long-Term Incentive Plan."
(2) Does not include the payout (vesting) of the earned awards under the Long-Term Incentive Plan which occurred on February 8, 1995. See "Long-Term Incentive Plan."
(3) On January 31, 1995, the Board of Directors appointed a Search Committee consisting of certain members of the Board of Directors to select a new Chief Executive Officer of the Company.
(4) Company's payments for Long-Term Savings Plan (successor of the Thrift Plan) ($3,764), Deferred Compensation (under the Company's Deferred Compensation
       Plan) ($3,847) and term life insurance premiums
       ($1,536).
(5) Company's payments for Thrift Plan ($5,896) and term life insurance premiums ($1,536).
(6) Company's payments for Thrift Plan ($3,253) and term life insurance premiums ($780).
(7) Company's payments for Long-Term Savings Plan ($2,910), Deferred Compensation ($1,873) and term life insurance premiums ($294).
(8) Company's payments for Thrift Plan ($4,719), term life insurance premiums ($294) and reimbursement of moving expenses ($4,802), as well as a benefit plan adjustment ($7,705).
(9) Company's payments for Thrift Plan ($2,274) and reimbursement of moving expenses ($34,692), as well as a benefit plan adjustment ($3,450) and a contribution by Jaite to its 401K plan ($5,278).
(10) Company's payments for Long-Term Savings Plan ($3,750), Deferred Compensation ($785) and term life insurance premiums ($282).
(11) Company's payments for Thrift Plan ($3,595), term life insurance premiums ($294) and reimbursement of moving expenses ($2,672).
(12)   Company's payments for Thrift Plan ($3,538).
(13) Company's payments for Long-Term Savings Plan ($3,502), Deferred Compensation ($929) and term life insurance premiums ($1,536).
(14) Company's payments for Thrift Plan ($4,252) and term life insurance premiums ($780).
(15) Company's payments for Thrift Plan ($4,417) and term life insurance premiums ($780).
(16) Company's payments for Deferred Compensation ($3,621) and term life insurance premiums ($780).
(17) Company's payments for Thrift Plan ($3,475) and term life insurance premiums ($780)
(18) Company's payments for Thrift Plan ($3,600) and term life insurance premiums ($294).

Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the 1987 Stock Option Plan during 1994 to the named executive officers:

                 Option Grants In Last Fiscal Year (Part 1 of 2)


                             Individual Grants (1)


                     Number of
                     Securities  Percent of Total
                     Underlying  Options Granted  Exercise or
                     Options     to Employees     Base Price Expiration
  Name               Granted(#)  in Fiscal Year     ($/Sh)      Date
Marvin W. Ozley, CEO   -0-           N/A             N/A         N/A


Richard F. Anderson  5,000(2)        10%            12.75      04/21/04


Howard E. Smith      5,000(2)        10%            12.75      04/21/04


Lawrence D. Boyle    5,000(2)        10%            12.75      04/21/04
                     5,000(3)        10%            12.75      04/21/04


Donald C. Wooton      -0-            N/A             N/A         N/A


                 Option Grants In Last Fiscal Year (Part 2 of 2)


                                   Potential Realizable Value
                                   at Assumed Annual Rates of
                                    Stock Price Appreciation
                                   for Option Term


                                 0%          5%($)    10%($)
Marvin W. Ozley, CEO             N/A          N/A       N/A

Richard F. Anderson              -0-         40,092   101,601

Howard E. Smith                  -0-         40,092   101,601

Lawrence D. Boyle                -0-         40,092   101,601
                                 -0-         40,092   101,601

Donald C. Wooton                 N/A          N/A       N/A


(1) All options were granted on April 21, 1994 with an exercise price equal to the closing sale price for the Company's common stock on that date, as reported on the NASDAQ National Market System. Except in the event of death or retirement, if any of the named executive officers ceases to be employed by the Company, his options shall terminate immediately. Upon a merger or consolidation in which the Company is not the surviving corporation, all options outstanding shall be exercisable immediately prior to such merger or consolidation.
(2) The option to purchase 1,000 shares becomes exercisable each anniversary date of the date of grant, until fully vested on April 21, 1999.
(3) The option to purchase 2,500 shares becomes exercisable each anniversary date of the date of grant, until fully vested on April 21, 1996.

  No options were exercised by any of the named executive officers during 1994. The following table provides information with respect to the named executive officers concerning unexercised options held as of the end of 1994:

                            Fiscal Year End Option Values
                 Number of Securities          Value of Unexercised
              Underlying Unexercised Options   In-the-Money Options
                  at Fiscal Year-End (#)       at Fiscal Year-End ($) (1)

Name          Exercisable    Unexercisable   Exercisable Unexercisable

Marvin W.
  Ozley, CEO       -0-            -0-            N/A         N/A


Richard F.
  Anderson       4,000          9,000            -0-         27,500


Howard E.
  Smith         12,500          5,000            -0-         27,500


Lawrence D.
  Boyle          9,500         10,000            -0-         55,000


Donald C.
  Wooton        2,000            -0-             -0-          N/A


(1) Represents the difference between the closing price of the Company's common stock on December 31, 1994 and the exercise price of the options.
Long-Term Incentive Plan

  In 1992, the Company instituted a Long-Term Incentive Plan
(the "Long-Term Incentive Plan") which provides for the granting of cash bonuses ("Cash Units") and options ("Options") to acquire shares of common stock ("Shares") and restricted shares of common stock ("Restricted Shares") to selected members of Management. The awards under the Long-Term Incentive Plan were eligible to be earned at the end of each year in the three-year measurement period (1992, 1993 and 1994), based upon the degree of attainment of the Company's target annual earnings per share growth during each respective year. Following the final year in the measurement period, the earned awards were distributed (paid out) to the plan participants pursuant to the terms of the Long-Term Incentive Plan. On February 8, 1995, the "payout" was effected in that the Options were granted to the Plan participants. The Options are exercisable for three years from the date of grant, at an exercise price of $21.75 per each unit of one Share and one-half Restricted Share. At the time of the exercise of Options, Cash Units will be distributed to the participant. The Restricted Shares are subject to forfeiture upon the occurrence of certain events for three years from the date of their issuance and their sale, transfer, pledge, or other disposition is also prohibited during such three year period. A maximum of 75,000 Shares and 37,500 Restricted Shares are authorized for issuance under the Options.

  On January 24, 1995, the Compensation Committee confirmed the achievement of the awards under the Long-Term Incentive Plan and approved their payout on February 8, 1995, since the Company achieved in 1994 a twenty percent (20%) growth in earnings per share over 1993. The following table provides information with respect to the named executive officers concerning their awards under the Company's Long-Term Incentive Plan for the Company's performance in 1994:

          Long-Term Incentive Plan - Awards For Last Fiscal Year

                      Number of Shares,
                      Units or Other Rights
                                                Performance or
                                                  Other Period
                                                Until Maturation
                                Options           or Payout(1)

                   Cash
                  Units(2) Shares  Restricted
                                     Shares

Marvin W.
  Ozley, CEO      3,334    2,667      1,334             1995


Richard F.
  Anderson        2,500    2,000      1,000             1995


Howard E.
  Smith           1,667    1,333        667             1995


Lawrence D.
  Boyle           1,667    1,333        667             1995


Donald C.
  Wooton          1,667    1,333        667             1995

(1) On February 8, 1995, the Options awarded under the Plan became immediately exercisable. At the time of the exercise of Options, Cash Units will be issued to the participant.
(2) Dollar value of Cash Units is determined on the basis of the Company's stock price.
Retirement Income Plan

     The retirement benefits pursuant to the Company's pension plan are generally based on the average annual compensation of the highest five consecutive years of annual compensation (salary and bonus, as identified in the Summary Compensation Table, above) during the previous ten years of credited service. The following table sets forth the estimated annual retirement benefits payable (on a straight-life annuity basis) upon normal retirement to participating employees in the specified remuneration and years-of-service classifications. Such retirement benefits are not subject to reduction for Social Security benefits. The estimated credited years of service for the named executive officers based on continued service to normal retirement age would be: Mr. Ozley, 35 years; Mr. Anderson, 22 years; Mr. Smith, 14 years; Mr. Boyle, 18 years; Mr. Wooton, 35 years.


                            Pension Plan Table


Remuneration
                                       Years of Service


                15         20        25          30         35
$125,000      $18,750    $25,000   $31,250     $37,500    $43,750

$150,000      $22,500    $30,000   $37,500     $45,000    $52,500

$175,000      $26,250    $35,000   $43,750     $52,500    $61,250

$200,000      $30,000    $40,000   $50,000     $60,000    $70,000

$225,000      $33,750    $45,000   $56,250     $67,500    $78,750

$250,000      $37,500    $50,000   $62,500     $75,000    $87,500

$300,000      $45,000    $60,000   $75,000     $90,000   $105,000

$400,000      $60,000    $80,000  $100,000    $120,000   $140,000

$450,000      $67,500    $90,000  $112,500    $135,000   $157,500

$500,000      $75,000   $100,000  $125,000    $150,000   $175,000


  Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires and, in the case of those subject to reduction of benefits under the Internal Revenue Code, selection by the administrative committee of the Deferred Compensation Plan to participate in the Company's supplemental executive retirement provisions under such Deferred Compensation Plan. Compensation of Directors

     During fiscal year 1994, each non-officer director was paid an annual director's fee of $12,000 and fees of $500 for each meeting of the Board of Directors or its committees which he attended. The Company paid a total of $103,750 in directors' fees in 1994. Officer-directors do not receive annual fees or fees for attendance at meetings.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of G. Kenneth Baum, Robert F. Hagans and Marvin W. Ozley. Mr. Ozley, an officer of the Company in the capacities of Chairman of the Board, Chief Executive Officer and President, served on the Compensation Committee for fiscal year 1994 and directly participated in decisions affecting compensation of other executives. Decisions affecting Mr. Ozley's compensation were made separately and exclusively by the other members of the Compensation Committee, who are outside directors.

     There are no Compensation Committee interlocks with other companies.

Employment Contracts

     In May, 1994, the Company entered into a five-year employment agreement with John T. Carper, the Company's Vice President - Finance and Chief Financial Officer. Under the agreement, Mr. Carper's beginning base salary is $160,000. Mr. Carper also has the right to participate in all benefit programs and incentive compensation plans that the Company generally makes available to its executive officers. In addition, Mr. Carper was granted a ten-year option to purchase 20,000 shares of common stock at $13.75 per share, the fair market value of the Company's common stock on the date of grant. The option vests in five equal annual installments, commencing May 16, 1995, subject to accelerated vesting in the event of a change of control of the Company during the term of the employment agreement.

Compensation Committee Report on Executive Compensation

     On an annual basis, the Compensation Committee reviews the salaries and bonuses of the executive officers and other employees, administers the 1987 Stock Option Plan (the "1987 Plan") and the Long-Term Incentive Plan and oversees the administration of the Company's compensation program. The Company has available to it an independent compensation consultant to aid in focusing and implementing the Company's compensation policies and objectives.

     In accordance with the Securities and Exchange Commission's rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the above-listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for fiscal 1994.

     General Compensation Policy. The Compensation Committee of the Board of Directors was, and continues to be, guided by a belief that executive compensation should reflect the Company's performance (as evidenced by the earnings before interest and taxes ("EBIT"), earnings per share ("EPS") and market value of the Company's common stock), while at the same time considering surrounding competitive pressures, individual performance (as evidenced by evaluations) and retention of key executive officers. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, since current compensation levels fall significantly below that amount.

  Fiscal 1994 Compensation. To accomplish this compensation policy in 1994, the Company's executive compensation integrated
(i) annual base salary, (ii) bonuses under an Incentive Compensation Plan ("ICP") based on a targeted EBIT or EBIT and operating income of the respective operating groups, (iii) awards under a Long-Term Incentive Plan based on a targeted EPS growth rate, and (iv) stock option grants under the Company's 1987 Plan. The compensation policies, as implemented, endeavor to enhance the profitability of the Company (and, thus, stockholder value) by tying the financial interests of the management with those of the Company.

  Base Salary. As a general matter, an executive officer's base salary is subjectively positioned so as to reflect the experience and performance of such executive officer and the performance of the Company. The Compensation Committee initially determines the amount of base salary based on factors such as prior level of pay, quality of resume, responsibilities of position and salary levels of similarly positioned executives in other companies. As many of the companies in the Company's peer group (for purposes of the performance graph, below) are much larger than the Company, the Compensation Committee does not compare the salaries of the Company's executives exclusively with those of its peer group. The Committee believes that such a comparison would result in overstating the appropriate level of executive compensation.

  The Compensation Committee subjectively grants raises to each executive's base salary based on, in the order of priority:
(i) published surveys of other executive officer median base salary increases of manufacturing companies (not just the companies listed in the peer group for purposes of the performance graph, below), (ii) overall Company performance (based on EBIT, or EBIT and operating income, and EPS), and (iii) in some instances, the executive officer's individual performance (as evidenced by informal evaluations by other executives and/or the Board). The surveys referred to in (i) above are produced by a leading executive compensation publication and reflect the percentage increases to annual base salary of other manufacturing companies' executive officers. For 1994, those surveys indicated a median increase in the annual base salary of approximately 4.5%.

  Based on the foregoing, in fiscal 1994, the Compensation
Committee approved base salary increases to executive officers averaging approximately 4.5%, effective twelve months following their previous increases.

  Incentive Compensation Plan. For its executive officers, the Company's ICP couples executive cash compensation to the Company's EBIT or EBIT and operating income of the respective operating groups. Under the ICP, each participating officer is assigned a payout percentage ("Payout Percentage") which, when multiplied by his/her base salary, establishes the amount of his/her annual bonus, assuming 100% of the target level is reached. Subject to a threshold and a ceiling, attainment of greater than (or less than) such target level results in an increase (or decrease), in each executive's bonus.

  For 1994, the executive officers achieved between 62.5% and 100% of their respective target levels. Each such target award level was multiplied by their individual Payout Percentages times their annual base salary to arrive at their 1994 ICP bonus.

  Long-Term Incentive Plan. Effective in January 1992, the Company adopted the nonqualified Long-Term Incentive Plan to establish a relationship among the Company's performance (as evidenced by a targeted EPS growth rate), long-term executive retention and executive compensation. Prior to the effective date, the Compensation Committee identified certain key executives for participation in the Long-Term Incentive Plan and set an annual EPS target for each year of a three-year measurement period. Following such measurement period the participants received a payout of cash performance incentives, nonqualified stock options and restricted shares, based upon the Company's actual EPS growth during each year of the three-year measurement period. For further information regarding the awards and payout under the Long-Term Incentive Plan, see "Long-Term Incentive Plan," at page 11.

  Stock Option Awards. The Compensation Committee also awards stock options to executive officers under the 1987 Plan or otherwise. The Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price.

  The Compensation Committee subjectively and informally determines the granting of stock options. In making the determination, the Committee examines (i) the Company's performance, as determined by EBIT, EPS and the market price of its common stock, (ii) the number and exercise price of options then held by each executive, (iii) the total stock holdings of the executive officer, (iv) the individual performance of the executive (as informally evaluated by other executives and/or the Board), (v) the executive's potential contribution to the Company, and (vi) the executive's position with the Company. The Compensation Committee does not separately weigh such criteria, but rather views the mix of information with respect to each executive officer.

  During 1994, the Compensation Committee granted options to purchase 42,000 shares of common stock to 5 executive officers, at an exercise price equal to the fair market value of the stock on the date of grant.

     Chairman and CEO Compensation. Marvin W. Ozley, Chairman and CEO of the Company, is subject to the same general compensation package as the other executives.

     For fiscal 1994, the Compensation Committee decided to increase Mr. Ozley's base annual salary effective May 1, 1994 by 4.5%, the average increase granted other executive officers. Based upon a Payout Percentage of 50%, a bonus of $132,732 was paid to Mr. Ozley pursuant to the ICP.

     During 1994, based upon the total mix of information available to the Compensation Committee, as noted under "Stock
Option Awards" above, the Committee did not grant any options to Mr. Ozley.

     Summary. The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during fiscal 1994 adequately reflected the Company's compensation goals and policies.

     The Compensation Committee report is submitted by:

                   G. Kenneth Baum
                   Robert F. Hagans
                   Marvin W. Ozley

Company Performance

     The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Composite and an index of peer companies selected by the Company ("new peer group") and, for comparison purposes, the peer group of the Company selected for last year's proxy statement ("old peer group").

              Comparison Of Five-Year Cumulative Total Return
                 (Sealright Co., Inc., NASDAQ Composite,
                    new peer group, and old peer group)
                                  Dollars


              1989     1990   1991    1992     1993    1994
Sealright      100    79.61   85.06   92.92    66.07   81.47
NASDAQ         100    81.12  104.14  105.16   126.14  132.44
New Peer
  Group        100    89.37   92.31  110.46   111.86  119.4
Old Peer
  Group        100    92.52   92.68  111.17   111.34  115.6




  The total cumulative return on investment (change in the year-end stock price plus dividends reinvested at the ex-dividend date) for each of the periods for the Company, the new and old peer groups and the NASDAQ Composite is based on the stock prices at the end of fiscal year 1989, assuming a $100 investment. The graph compares the performance of the Company with that of the NASDAQ Composite and peer companies selected by the Company with the investment weighted at the beginning of the period based on market capitalization. The Company added three companies to the new peer group since publication of the old peer group in last year's proxy statement. The three companies were added in an effort to make the peer group more reflective of the Company, both in relative size and market presence. The performance of the old peer group is reflected in the graph for comparison purposes.

  The old peer group consists of the following companies:
Bemis Company, Inc., James River Corporation of Virginia, Liqui-Box, Inc. and Sonoco Products Company. The New Peer Group consists of the following companies: Bemis Company, Inc., James River Corporation of Virginia, Kerr Group, Inc., Liqui-Box, Inc., Ropak Corporation, Shorewood Packaging Corporation and Sonoco
Products Company.   Both the old and new peer groups were
approved by the Compensation Committee.

    Relationship With Independent Public Accountants

  For 1994, Arthur Andersen LLP audited the consolidated financial statements of the Company and its subsidiaries. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions by stockholders.

  The Board of Directors has selected Arthur Andersen LLP as independent public accountants of the Company for 1995 and is therefore asking the stockholders to approve the appointment.

                  Approval of the 1995 Stock Option Plan

  The board of directors is asking the stockholders to approve the Sealright Co., Inc. 1995 Stock Option Plan (the
"Plan").  The Plan is described briefly below.

Description of the Plan

  The Board of Directors believes that the Company's long-term success is dependent upon its ability to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of the Company's stockholders. The Board believes that the Plan will be instrumental in fulfilling these goals.

  The Plan authorizes the grant of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"). ISOs are "incentive stock options" as defined by federal tax law (described below). An NQSO is any option to purchase Company stock which is not an ISO. ISOs and NQSOs are called "Options." No options may be granted under the Plan after March 13, 2005.

  The Plan is administered by the Compensation Committee consisting of at least two non-employee directors. Officers and management employees of the Company and its subsidiaries are eligible to receive awards. Approximately 50 employees are eligible to participate in the Plan. Non-employee directors, including all Compensation Committee members, are ineligible. The Compensation Committee determines, within the limits of the Plan, the selection of the participants, allotment of shares, exercise price (which may not be less than the fair market value on the date of grant), the vesting schedule and other matters relating to awards.

  There is a $100,000 limit on the value of stock (determined at the time of grant) covered by ISOs that first become exercisable by an option holder in any calendar year. An option which first becomes exercisable in any year and which is in excess of this limitation, will be an NQSO. Stock options granted under the Plan are exercisable for a period of up to ten years from the date of grant and at an exercise price which is not less than 100% of the fair market value of the common stock on the date of the grant, except that the term of an ISO granted under the Plan to any stockholder beneficiary owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an ISO granted to such stockholder may not be less than 110% of the fair market value of the common stock on the date of the grant. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Compensation Committee, in the Company's common stock with an equivalent market value or in a combination of cash and common stock.

  Options granted under the Plan may contain such provisions as the Compensation Committee determines regarding the extent, if any, to which Options may be exercised after termination of employment, provided that ISOs may not be exercised after three months after termination of employment or, in case of termination by reason of death or disability, after twelve months after termination. Options may not be assigned or transferred other than by will or by the laws of descent and distribution and, during the option holder's lifetime, may be exercised only by the option holder.

  In the event the employment of an option holder is terminated within one year from the date of a "change of control" of the Company, any unvested Options then outstanding which have been held by such option holder for at least six months shall vest immediately and shall be settled by the payment to the option holder of an amount equal to the excess, if any, of the fair market value of the shares subject to such Options over the original exercise price of the Options. Under the Plan, a "change of control" is deemed to have occurred in the event: (i) any person, other than the Company, shall acquire more than 25% of the common stock through a tender offer, exchange offer or otherwise; (ii) the Company shall be liquidated or dissolved following a sale of all or substantially all of its assets; or
(iii) the Company shall not be the surviving parent corporation resulting from any merger or consolidation to which it is a party.

  The Plan authorizes the issuance of up to 700,000 shares of the Company's common stock. Shares are charged against the limit only to the extent shares are issued under the Plan; shares covered by forfeited awards may be re-granted. Appropriate adjustments to the limit are required for stock splits and similar events.

  The Board of Directors may amend or terminate the Plan at any time; provided, however, that it may not, without stockholder approval (i) increase the maximum number of shares for which Options may be granted under the Plan, (ii) materially increase the benefits accruing to participating employees under the Plan, (iii) withdraw the authority to administer the Plan from a committee whose members meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or (iv) change the class of employees to whom Options may be granted.

  It is the intention that the Compensation Committee grant options having performance based vesting provisions. The dollar value and allocations of option awards under the Plan are not currently determinable as they are dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the Plan. To date, the Compensation Committee has not granted any options under the Plan. The last sale price of the Company's common stock on March 1, 1995, was $17.50 per share.

Federal Income Tax Consequences

     ISOs

  Under current law an employee generally will not realize any income upon the grant or exercise of an ISO. An employee's tax basis in the shares of common stock received upon exercise of the ISO ("ISO Shares") will be equal to the amount paid for the shares. If the employee disposes of the ISO Shares in a taxable transaction at least two years after the date the option is granted and at least one year after the common stock is transferred to him or her, the employee will recognize long-term capital gain in an amount equal to the excess, if any, of the amount realized in the transaction over the employee's tax basis in such shares. Under current law, long-term capital gain generally is taxed at a rate of 28%. The Company will not be entitled to any tax deduction resulting from the issuance or exercise of the option.

  If the employee disposes of the ISO Shares prior to the expiration of two years from the date the option is granted, or one year from the date the common stock is transferred to him or her (a "disqualifying disposition"), generally any gain realized in the transaction will be recognized at such time as ordinary income from compensation to the extent (i) the lesser of (A) the fair market value of the shares on the date the option was exercised or (B) the amount realized from such disposition exceeds (ii) the exercise price of the option. The remaining gain realized in the disposition, if any, will be recognized as either short-term or long-term capital gain, depending on the employee's holding period for the ISO Shares. In this case, the Company generally may claim an income tax deduction (as compensation) equal to the amount that is taxable to the employee as ordinary income under the rules described above with respect to Non-Qualified Options.

  Although not subject to regular income tax upon the exercise of an incentive stock option, in general, the excess of the fair market value of the ISO Shares at the time the option is exercised over the option exercise price will be included as part of the employee's alternative minimum taxable income. Thus, it is possible that the exercise of an option may result in an alternative minimum tax liability to an employee in the year in which the option is exercised.

  If the Compensation Committee approves of an employee's election to pay all or a portion of the exercise price of an option with shares of the Company's common stock owned by the employee, generally the exchange of shares will be nontaxable to the employee (except for the alternative minimum tax consequences previously discussed). The employee will take a carry over tax basis in an identical number of ISO Shares received in the exchange as he or she tendered, and any remaining consideration paid upon exercise of the option, will be allocated among the remaining ISO Shares received by the employee upon the exercise of the option. However, if the employee used shares received pursuant to the exercise of an incentive stock option as to which the employee had not satisfied the applicable two year and one year holding periods previously described, the exchange would be treated as a taxable "disqualifying disposition" of the exchanged shares.

     NQSOs

  In general, an employee will not recognize income on account of the grant of a NQSO. Except with respect to employees who are subject to suit under Section 16(b) of the Securities Exchange Act of 1934 with respect to purchases and sales of shares of the Company during any six-month period (the "16(b) Restriction"), employees will recognize as compensation income upon the exercise of a NQSO an amount equal to the difference between the fair market value of shares of common stock received over the exercise price of the option.

  Employees subject to the 16(b) Restriction will recognize, as compensation income upon the lapse of the 16(b) Restriction, an amount equal to the difference between the fair market value of the shares received as of the date the restriction lapses over the employee's basis in the shares (generally the option exercise price). However, pursuant to Section 83(b) of the Code a employee can elect to recognize compensation income immediately upon exercise of the NQSO, notwithstanding the 16(b) Restriction.

  If the Compensation Committee approves of an employee's election to pay all or a portion of the exercise price of a NQSO with shares of the Company's common stock owned by the employee, the exchange of shares will be taxable to the employee under the rules discussed above as compensation income to the extent the fair market value of the shares received exceeds the fair market value of the tendered shares and any additional cash paid in connection with the exercise of the NQSO. The employee will take a carry over tax basis in an identical number of shares received in the exchange as he or she tendered, and any remaining consideration paid upon exercise of the NQSO, will be allocated among the remaining shares received by the employee. However, if the employee used shares received pursuant to the exercise of an ISO as to which the employee had not satisfied the applicable two year and one year holding periods described above, the exchange will be treated as a taxable "disqualifying disposition" of the exchanged shares.

  In general, the Company will be permitted to deduct as compensation paid, the amount includable in the employee's income as described above. However, in the event that the NQSO become exercisable on account of a change in control of the Company, a portion of the Company's deduction upon the exercise of such options may be disallowed pursuant to the "golden parachute" provisions of the Code. If such provisions are applicable, the employee would pay an excise tax equal to 20% of the amount disallowed the Company as a deduction.

Vote Required for this Proposal

  The affirmative vote of a majority of the shares of common stock represented and entitled to vote at the annual meeting is required for approval of the Plan. Therefore, an abstention with respect to the Plan is in effect a vote against the proposal.

  The Board of Directors recommends that you vote FOR approval of the Sealright Co., Inc. 1995 Stock Option Plan.

                           Stockholder Proposals

  In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1996, such proposal must be received by the Company, in writing, on or before December 14, 1995, to be considered for inclusion in the Company's next Proxy Statement.

                     Voting Proxies and Other Matters

  Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the Proxy and in this Proxy Statement, (ii) "FOR" approval of the appointment of Arthur Andersen LLP as independent public accountants for the Company for 1995, and (iii) "FOR" approval of the Company's 1995 Stock Option Plan.

  Management of the Company does not intend to present any business to the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of Proxy will vote the Proxy in accordance with their judgment of the best interests of the Company on such matters.

                           BY ORDER OF THE BOARD OF DIRECTORS



                           Marvin W. Ozley,
                           Chairman of the Board
March 31, 1995.